Exhibit 99.1

             StarTek, Inc. Reports First Quarter Results

   Gross Margins Improve Sequentially Makes Progress Toward New Plan


    DENVER--(BUSINESS WIRE)--May 4, 2007--StarTek, Inc. (NYSE: SRT) today announced results for the first quarter of 2007. Revenue for the first quarter was $57.6 million, a decline of 2.5% from the fourth quarter of 2006, with a net loss of $0.2 million, or $0.01 per diluted share. Despite the decline in revenue, the company improved its gross margins and increased revenue from key clients.

    Compared to the fourth quarter of 2006, revenue declined $1.5 million, driven by the closure of the Petersburg, Virginia, facility and a decline in revenue from the company's second largest client. These declines were partially offset by increases in revenue from all other clients, including the company's largest client, which increased from the prior quarter by 4%.

    Gross margin for the first quarter of 2007 increased to 15.5% from 14.3% in the fourth quarter of 2006 driven by increased productivity, lower production attrition, and improved client pricing. In addition, in the fourth quarter of 2006, gross margins benefited from approximately $1.2 million of incentive grants from local municipalities and other one-time items.

    Selling, general and administrative expenses increased $1.6 million compared to the prior quarter due to one-time severance charges of $0.8 million as well as certain recurring expenses. Cash, cash equivalents and investments for the period declined $3.9 million from the prior quarter to $35.4 million due to the timing of cash receipts and cash payments.

    Compared to the first quarter of 2006, first quarter 2007 revenue increased 1% and gross margin declined from 17.1% to 15.5%. A net loss of $0.2 million in the quarter resulted in a net loss per diluted share of $0.01, down from net earnings per diluted share of $0.14 during the first quarter of 2006.

    "While first quarter financial results were disappointing, we are pleased with the progress we have made on the plan announced in February. We have secured several new programs from existing clients, improved margins by increasing productivity, lowering production attrition and improving client pricing, and have strengthened the executive team in preparation for future growth," said Larry Jones, StarTek's President and Chief Executive Officer. "We expect to see improved revenue sequential growth and profitability throughout the rest of the year as we see the impact of the programs initiated this quarter."

    CONFERENCE CALL

    The Company will host a conference call on May 4, 2007, to discuss the Company's financial results. The call will begin at 6:30 a.m.
Mountain Time (8:30 a.m. Eastern Time) and can be accessed as follows:


USA:                800-901-5247
International:      617-786-4501
Passcode:           76862127
Conference Host:    Larry Jones


    A dial-in replay will be available from May 4, 2007, at 10:30 a.m. Mountain Time through May 10, 2007, and can be accessed as follows:


USA:                888-286-8010
International:      617-801-6888
Passcode:           26111724


    A web-based replay will be available on May 7, 2007, and accessible from the Company's website at www.startek.com.

    ABOUT STARTEK, INC.

    StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry. Since 1987 StarTek has partnered with their clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience. These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology. The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes. Headquartered in Denver, Colorado, StarTek provides these services from 19 operational facilities in the US and Canada. For more information visit the Company's website at www.StarTek.com or contact us at 800-541-1130.

    FORWARD-LOOKING STATEMENTS

    The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private
Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

    The following are important risks and uncertainties relating to StarTek's business that could cause StarTek's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our revenue from our principal clients, concentration of our client base in the communications industry, consolidation in the communications industry, trend of communications companies to out-source non-core services, management turnover, dependence on and requirement to recruit qualified employees, labor costs, need to add key management personnel and specialized sales personnel, considerable pricing pressure, capacity utilization of our facilities, collection of note receivable from sale of Supply Chain Management Services platform, inability to utilize current capital loss carry-forwards, defense and outcome of pending class action lawsuit, lack of success of our clients' products or services, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business in Canada, lack of a significant international presence, potentially significant influence on corporate actions by our largest stockholder, volatility of our stock price, geopolitical military conditions, interruption to our business, increasing costs of or interruptions in telephone and data services, compliance with SEC rules, inability to renew or replace sources of capital funding, fluctuations in the value of our investment securities portfolio, and variability of quarterly operating results. Readers are encouraged to review Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2006, and subsequent filings with the Securities and Exchange Commission.


                    STARTEK, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)

                                          Three Months Ended March 31,
                                              2007           2006
                                          -------------- -------------

Revenue                                         $57,647       $57,105
Cost of services                                 48,737        47,333
                                          -------------- -------------
Gross profit                                      8,910         9,772
Selling, general and administrative
 expenses                                         9,392         7,573
                                          -------------- -------------
Operating (loss) profit                            (482)        2,199
Net interest and other income                       188           533
                                          -------------- -------------

(Loss) income from operations before
 income taxes                                      (294)        2,732
Income tax benefit (expense)                        105          (596)
                                          -------------- -------------
Net (loss) income                                 $(189)       $2,136
                                          ============== =============

Net (loss) income per share:
                                          -------------- -------------
 Basic                                           $(0.01)        $0.15
                                          ============== =============
 Diluted                                         $(0.01)        $0.14
                                          ============== =============

                                          -------------- -------------
Dividends declared per common share                  $-         $0.36
                                          ============== =============

Weighted average shares outstanding
 Basic                                           14,696        14,636
 Diluted                                         14,696        14,823


                    STARTEK, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                        (Dollars in thousands)

                                                   As of
                                      --------------------------------
                                      March 31, 2007 December 31, 2006
                                      -------------- -----------------
                ASSETS

Current assets:
 Cash and cash equivalents                  $19,377           $33,437
 Investments                                 16,070             5,933
 Trade accounts receivable, less
  allowance for doubtful accounts of
  $10 and $16, respectively                  49,211            46,364
 Income tax receivable                        1,811             1,281
 Prepaid expenses and other current
  assets                                      2,640             3,009
                                      -------------- -----------------
Total current assets                         89,109            90,024

Property, plant and equipment, net           58,630            60,101
Long-term deferred tax assets                 4,925             4,444
Other assets                                  1,171             1,166
                                      -------------- -----------------
Total assets                               $153,835          $155,735
                                      ============== =================

 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                            $3,400            $6,061
 Accrued liabilities:
  Accrued payroll                             6,730             6,798
  Accrued compensated absences                4,980             4,146
  Accrued health insurance                      164                77
  Other accrued liabilities                     660               338
 Current portion of long-term debt            5,518             5,654
 Short-term deferred income tax
  liabilities                                 1,321               754
 Grant advances                                 923               173
 Other current liabilities                      335               329
                                      -------------- -----------------
Total current liabilities                    24,031            24,330

Long-term debt, less current portion          9,148            10,314
Other liabilities                             1,927             2,709
                                      -------------- -----------------
Total liabilities                            35,106            37,353
                                      -------------- -----------------

Stockholders' equity:
 Common stock, 32,000,000 non-
  convertible shares, $0.01 par value,
  authorized; 14,725,791 and
  14,695,791 shares issued and
  outstanding at March 31, 2007 and
  December 31, 2006, respectively               147               147
 Additional paid-in capital                  61,858            61,669
 Cumulative translation adjustment            1,346             1,222
 Unrealized (loss) gain on
  investments available for sale                (13)                1
 Unrealized gain (loss) on derivative
  instruments                                     2              (235)
 Retained earnings                           55,389            55,578
                                      -------------- -----------------
Total stockholders' equity                  118,729           118,382
                                      -------------- -----------------
Total liabilities and stockholders'
 equity                                    $153,835          $155,735
                                      ============== =================


                    STARTEK, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                      2007     2006
                                                    --------- --------
Operating Activities
Net (loss) income                                      $(189)  $2,136
Adjustments to reconcile net (loss) income to net
 cash provided by operating activities
 Depreciation                                          4,227    3,895
 Non-cash compensation cost                              189       54
 Deferred income taxes                                  (127)     130
 Realized loss (gain) on investments                       1      (21)
 Gain on sale of assets                                    -     (123)
 Changes in operating assets and liabilities:
  Trade accounts receivable, net                      (2,681)  (3,237)
  Prepaid expenses and other assets                      368     (805)
  Accounts payable                                    (2,283)   1,851
  Income taxes receivable, net                          (531)     982
  Accrued and other liabilities                        1,151   (2,384)
                                                    --------- --------
Net cash provided by operating activities                125    2,478
                                                    --------- --------

Investing Activities
Purchases of investments available for sale          (11,250) (62,100)
Proceeds from disposition of investments available
 for sale                                              1,090   70,602
Purchases of property, plant and equipment            (2,567)  (7,531)
Proceeds from disposition of property, plant and
 equipment                                                 -      343
                                                    --------- --------
Net cash (used in) provided by investing activities  (12,727)   1,314
                                                    --------- --------

Financing Activities
Proceeds from stock option exercises                       -      823
Principal payments on borrowings                      (1,381)    (624)
Dividend payments                                          -   (5,268)
                                                    --------- --------
Net cash used in financing activities                 (1,381)  (5,069)
Effect of exchange rate changes on cash                  (77)      48
                                                    --------- --------
Net decrease in cash and cash equivalents            (14,060)  (1,229)
Cash and cash equivalents at beginning of period      33,437   17,425
                                                    --------- --------
Cash and cash equivalents at end of period           $19,377  $16,196
                                                    ========= ========


    CONTACT: StarTek, Inc.
             Media/Industry Analyst Contact:
             Matt Brekke, 303-262-4548
             Director of Marketing
             mbrekke@startek.com
             or
             Investor Relations Contact:
             Jennifer Martin, 303-262-4587
             SEC Reporting and Compliance
             jennifer.martin@startek.com